Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000
FOR IMMEDIATE RELEASE
Date: February 23, 2015
From: Jeffrey T. Bowman
Chief Executive Officer             ____________________________________________________________________________________________
Crawford & Company Reports 2014 Fourth Quarter and Annual Results
Issues 2015 Guidance

Crawford & Company (www.crawfordandcompany.com) (NYSE: CRDA and CRDB), the world's largest independent provider of claims management solutions to insurance companies and self-insured entities, today announced its financial results for the fourth quarter and year ended December 31, 2014.

The Company's two classes of stock are substantially identical, except with respect to voting rights and the Company's ability to pay greater cash dividends on the non-voting Class A Common Stock (CRDA) than on the voting Class B Common Stock (CRDB), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRDA must receive the same type and amount of consideration as holders of CRDB, unless different consideration is approved by the holders of 75% of CRDA, voting as a class.

Consolidated Results
Full year consolidated revenues before reimbursements totaled $1.143 billion for 2014, compared with $1.163 billion for 2013. Net income attributable to shareholders of Crawford & Company in 2014 was $30.6 million, compared with net income in 2013 of $51.0 million. Full year 2014 diluted earnings per share were $0.57 for CRDA and $0.52 for CRDB, compared with diluted earnings per share of $0.93 for CRDA and $0.90 for CRDB in the prior year.

Fourth quarter 2014 consolidated revenues before reimbursements totaled $285.5 million, compared with $284.9 million for 2013. Fourth quarter 2014 net income attributable to shareholders of Crawford & Company was $3.3 million, compared with net income of $10.8 million in the fourth quarter of 2013. Fourth quarter 2014 diluted earnings per share were $0.07 for CRDA and $0.05 for CRDB, compared with diluted earnings per share of $0.20 for CRDA and $0.19 for CRDB in the prior year quarter.

Consolidated operating earnings, a non-GAAP financial measure, were $73.1 million in 2014, compared with $94.9 million in 2013. For the 2014 fourth quarter, consolidated operating earnings totaled $15.3 million, compared with $20.2 million in the 2013 fourth quarter.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Balance Sheet and Cash Flow
Crawford & Company's consolidated cash and cash equivalents position as of December 31, 2014 totaled $52.5 million compared with $76.0 million at December 31, 2013.

The Company generated $6.6 million of cash from operations during 2014, compared with $77.8 million during 2013. The decrease in cash provided by operating activities in 2014 compared with 2013 was primarily due to lower net income, increased accounts receivable, and an increase in other working capital components in 2014 compared with 2013.

Management's Comments
Mr. Jeffrey T. Bowman, chief executive officer of Crawford & Company, stated, "Overall our financial performance for 2014 reflected declines in revenues, net income, and diluted earnings per share on a consolidated basis. Likewise, our fourth quarter 2014 consolidated earnings reflected a decline from the 2013 period’s operating results. This fourth quarter decline was primarily attributable to lower earnings in our Legal Settlement Administration and EMEA/AP segments and an increase in administrative costs related to our recently completed acquisition of GAB Robins Holdings UK Limited. Fourth quarter 2014 net income was further impacted by a higher effective tax rate resulting from changes in the mix of income, losses in certain countries, and other tax adjustments in the current quarter.

“In the Broadspire segment, we saw a steady and significant improvement in both revenue and operating profitability throughout 2014, and we were pleased with the improved performance we accomplished in this business. For the year, Broadspire’s operating earnings were up nearly 90% as compared to 2013. This improvement carried into the 2014 fourth quarter results with strong growth in revenues and operating earnings. We believe these trends in Broadspire are sustainable and expect continued growth in the coming year.

"As we indicated at the beginning of the year, our expectation was that our EMEA/AP segment results would show a decline compared to 2013, when we substantially completed claims arising from the 2011 catastrophic flood losses in Thailand. For the 2014 fourth quarter, our EMEA/AP segment operating results reflected a lower level of activity both due to the absence of Thai flood-related claims and a relatively benign global claims environment as a result of fewer weather-related events. In addition, during the 2014 quarter we continued to invest in our specialty markets operations across this business, which further affected profitability.

"The Americas segment grew year-over-year in 2014 as a result of improvements in our Canadian operating results and continued growth in our North American Contractor Connection managed repair network. This performance came despite an absence of major weather events in this region over the past year and particularly during the 2014 fourth quarter.

"Results from our Legal Settlement Administration segment during 2014 continued to include activity from the Deepwater Horizon class action settlement, as well as a number of other meaningful class action and bankruptcy matters. However, anticipated declines in volumes associated with these large projects negatively impacted results in the 2014 fourth quarter. These trends are expected to continue into 2015, although at a slower level of decline."

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Mr. Bowman concluded, "Although a relatively benign global claim environment weighed on results in 2014, Crawford made significant progress on many fronts. We saw improved performance in our Broadspire and Americas segments. We grew our existing market share through acquisitions and entered new markets, which greatly expanded our global capabilities. We continued to build on our ability to serve clients by establishing a global business services center, enabling consistent response for our clients and producing expected long term cost savings for the corporation. Looking forward, we continue to foster a supportive corporate culture that is results-oriented and focused on creating long-term shareholder value."

Segment Results for the Fourth Quarter and Full Year

Americas
Americas revenues before reimbursements were $85.6 million in the fourth quarter of 2014, increasing from $79.5 million in the 2013 fourth quarter. In the fourth quarter of 2014, the U.S. dollar strengthened against most foreign currencies in the segment, resulting in a negative exchange rate impact on segment revenues of approximately 3%. Operating earnings were $1.6 million in the 2014 fourth quarter, compared with $1.2 million in the 2013 fourth quarter, representing an operating margin of 2% and 1% in the 2014 and 2013 periods, respectively.

For the year, Americas revenues before reimbursements increased 5% to $359.3 million compared with $342.2 million in 2013. During 2014, the U.S. dollar strengthened against most foreign currencies in the segment, resulting in a negative exchange rate impact on segment revenues of approximately 3% from 2013 to 2014. Operating earnings increased from $18.5 million in 2013 to $23.7 million in 2014, representing an operating margin of 5% and 7% in 2013 and 2014, respectively.

EMEA/AP
Fourth quarter 2014 revenues before reimbursements for the EMEA/AP segment totaled $90.6 million, compared with $91.0 million in the 2013 fourth quarter. Changes in foreign exchange rates negatively impacted revenues in this segment by approximately 1% in the fourth quarter of 2014 compared with the prior year period. EMEA/AP operating earnings were $9.3 million in the 2014 fourth quarter, compared with 2013 fourth quarter operating earnings of $12.7 million. The segment operating margin was 10% in the 2014 fourth quarter and 14% in the 2013 fourth quarter.

For the year, revenues before reimbursements in our EMEA/AP segment totaled $344.4 million, compared with $350.2 million in 2013. Foreign exchange rates had a negligible positive impact on this segment for the 2014 full-year period compared with the 2013 full-year period. EMEA/AP operating earnings were $19.7 million in 2014, compared with $32.2 million in 2013, representing operating margins of 6% in 2014 compared with 9% in 2013.

Broadspire
Broadspire segment revenues before reimbursements were $69.2 million in the 2014 fourth quarter, up from $65.4 million in the 2013 fourth quarter. Broadspire recorded operating earnings of $6.3 million in the 2014 fourth quarter, representing an operating margin of 9%, compared with $3.8 million, or 6% of revenues, in the 2013 fourth quarter.

For the year, Broadspire segment revenues before reimbursements increased 7% to $268.9 million compared with $252.2 million in 2013. Broadspire recorded operating earnings of $15.5 million for the year, or 6% of revenues, compared with $8.2 million, or 3% of revenues, for 2013.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Legal Settlement Administration
Legal Settlement Administration revenues before reimbursements were $40.0 million in the 2014 fourth quarter, compared with $49.1 million in the 2013 fourth quarter. Operating earnings were $4.5 million in the 2014 fourth quarter, compared with $8.0 million in the 2013 fourth quarter, with the related operating margin decreasing from 16% in the 2013 period to 11% in the 2014 period.

For the year, Legal Settlement Administration revenues before reimbursements were $170.3 million, compared with $218.8 million in 2013. Operating earnings were $22.8 million, compared with $46.8 million in 2013, with the related operating margin decreasing from 21% in 2013 to 13% in 2014. At December 31, 2014 there was a backlog of projects awarded totaling approximately $102.0 million, compared with $108.2 million at December 31, 2013.

Subsequent Events
On December 1, 2014, the Company borrowed $78.4 million under its Credit Facility to acquire 100% of the capital stock of GAB Robins Holdings UK Limited ("GAB Robins"), a loss adjusting and claims management provider headquartered in the U.K. which will report through the EMEA/AP segment. Because the financial results of certain of the Company's international subsidiaries, including those in the U.K. through which GAB Robins will report, are included in the Company's consolidated financial statements on a two-month delayed basis as permitted by ASC 810, "Consolidation," the results of GAB Robins' business since the acquisition date have not been included in the Company's consolidated results of operations. In addition, the Credit Facility borrowings used to complete the GAB Robins acquisition are not included in outstanding borrowings on the Company's Consolidated Balance Sheet at December 31, 2014, because the U.K.-based borrowing entity has an October 31 fiscal year end, and the balance sheet of that entity was consolidated as of October 31, 2014.

On January 22, 2015, the Company announced the establishment of a wholly-owned global business services center (the "Center") in Manila, Philippines. The Center provides the Company a venue for global consolidation of certain business functions, shared services, and currently outsourced processes. The Center, which is expected to be phased in through 2018, is expected to allow the Company to continue to strengthen its client service, realize additional operational efficiencies, and invest in new capabilities for growth.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

2015 Guidance
The Company expects to incur pretax special charges in 2015, currently estimated at approximately $7.0 million for the integration of GAB Robins and $9.0 million related to the establishment of a global business services center in Manila, Philippines. Crawford & Company is providing a guidance range for 2015 as follows:

•	Consolidated revenues before reimbursements between $1.16 and $1.19 billion;

•	Consolidated operating earnings between $85.5 and $95.0 million;

•	Consolidated cash provided by operating activities between $40.0 and $50.0 million;

•
After special charges, net income attributable to shareholders of Crawford & Company between $29.5 and $35.0 million, or $0.57 to $0.67 diluted earnings per CRDA share, or $0.50 to $0.60 diluted earnings per CRDB share;

•
Before special charges, net income attributable to shareholders of Crawford & Company between $39.0 and $44.5 million, or $0.75 to $0.85 diluted earnings per CRDA share, or $0.68 to $0.78 diluted earnings per CRDB share.

To a significant extent, Crawford's business depends on case volumes. The Company cannot predict the future trend of case volumes for a number of reasons, including the fact that the frequency and severity of weather-related claims and the occurrence of natural and man-made disasters, which are a significant source of claims and revenue for the Company, are generally not subject to accurate forecasting.

In recent periods the Company has derived a material portion of its revenues and operating earnings from a limited number of client engagements and special projects within its EMEA/AP and Legal Settlement Administration segments, specifically their work on the Thailand flooding claims and the gulf-related class action settlement, respectively. The Thailand flooding claims project within the EMEA/AP segment was substantially completed in 2013. Although the Company continued to earn revenues from the Legal Settlement Administration projects in 2014, these revenues, and related operating earnings, were at a reduced rate as compared to 2013. The projects continue to wind down, and the Company expects these revenues, and related operating earnings, to be at a reduced rate in all future periods, as compared to 2014. No assurances of timing of the project end dates and, therefore, continued revenues or operating earnings, can be provided. In the event the Company is unable to replace revenues and related operating earnings from these projects as they wind down, or upon the termination or other expiration thereof, with revenues and operating earnings from new projects and customers within this or other segments, there could be a material adverse effect on the Company's results of operations.

Conference Call
Crawford & Company's management will host a conference call with investors on Monday, February 23, 2015 at 3:00 p.m. EST to discuss fourth quarter and full year 2014 results. The call will be recorded and available for replay through March 25, 2015. You may dial 1-855-859-2056 (404-537-3406 international) to listen to the replay. The access code is 23943882. Alternatively, please visit our web site at www.crawfordandcompany.com for a live audio web cast and related financial presentation.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Non-GAAP Presentation
In the normal course of business, our operating segments incur certain out-of-pocket expenses that are thereafter reimbursed by our clients. Under GAAP, these out-of-pocket expenses and associated reimbursements are required to be included when reporting expenses and revenues, respectively, in our consolidated results of operations. In the foregoing discussion and analysis of segment results of operations, we do not include a gross up of segment expenses and revenues for these pass-through reimbursed expenses. The amounts of reimbursed expenses and related revenues offset each other in our results of operations with no impact to our net income or operating earnings. A reconciliation of revenues before reimbursements to consolidated revenues determined in accordance with GAAP is self-evident from the face of the accompanying unaudited condensed consolidated statements of income.

Operating earnings is the primary financial performance measure used by our senior management and chief operating decision maker (“CODM”) to evaluate the financial performance of our Company and operating segments, and make resource allocation and certain compensation decisions. Unlike net income, segment operating earnings is not a standard performance measure found in GAAP. We believe this measure is useful to others in that it allows them to evaluate segment and consolidated operating performance using the same criteria used by our senior management and CODM. Consolidated operating earnings represent segment earnings including certain unallocated corporate and shared costs and credits, but before net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, income taxes, and net income or loss attributable to noncontrolling interests. The reconciliation of operating earnings to net income attributable to shareholders of Crawford & Company on a GAAP basis is presented below.

Unallocated corporate and shared costs and credits represent expenses and credits related to our chief executive officer and Board of Directors, certain provisions for bad debt allowances or subsequent recoveries such as those related to bankrupt clients, defined benefit pension costs or credits for our frozen U.S. pension plan, and certain self-insurance costs and recoveries that are not allocated to our individual operating segments but are included in our financial performance measure of consolidated operating earnings.

Income taxes, net corporate interest expense, stock option expense, and amortization of customer-relationship intangible assets are recurring components of our net income, but they are not considered part of our consolidated or segment operating earnings because they are managed on a corporate-wide basis. Income taxes are calculated for the Company on a consolidated basis based on statutory rates in effect in the various jurisdictions in which we provide services, and varies significantly by jurisdiction. Net corporate interest expense results from capital structure decisions made by senior management and the Board of Directors and affecting the Company as a whole. Stock option expense represents the non-cash costs generally related to stock options and employee stock purchase plan expenses which are not allocated to our operating segments. Amortization expense is a non-cash expense for finite-lived customer-relationship and trade name intangible assets acquired in business combinations. None of these costs relate directly to the performance of our services or operating activities and, therefore, are excluded from segment operating earnings in order to better assess the results of each segment’s operating activities on a consistent basis.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Following is a reconciliation of segment and consolidated operating earnings to net income attributable to shareholders of Crawford & Company on a GAAP basis and the related margins as a percentage of revenues before reimbursements for all periods presented (in thousands, except percentages):

	Quarter ended				Year ended
	December 31, 2014	% Margin	December 31, 2013	% Margin	December 31, 2014	% Margin	December 31, 2013	% Margin
Operating Earnings:
Americas	$1,551	2%	$1,177	1%	$23,663	7%	$18,532	5%
EMEA/AP	9,285	10%	12,672	14%	19,720	6%	32,158	9%
Broadspire	6,329	9%	3,770	6%	15,469	6%	8,245	3%
Legal Settlement Administration	4,514	11%	8,038	16%	22,849	13%	46,752	21%
Unallocated corporate and shared costs and credits, net	(6,392)	(2)%	(5,474)	(2)%	(8,582)	(1)%	(10,829)	(1)%
Consolidated Operating Earnings	15,287	5%	20,183	7%	73,119	6%	94,858	8%
Deduct:
Net corporate interest expense	(1,499)	(1)%	(1,661)	(1)%	(6,031)	(1)%	(6,423)	(1)%
Stock option expense	(179)	—%	(296)	—%	(859)	—%	(948)	—%
Amortization expense	(1,595)	(1)%	(1,602)	(1)%	(6,341)	(1)%	(6,385)	(1)%
Income taxes	(8,286)	(3)%	(5,545)	(2)%	(28,780)	(3)%	(29,766)	(3)%
Net income attributable to non-controlling interests	(412)	—%	(253)	—%	(484)	—%	(358)	—%
Net income attributable to shareholders of Crawford & Company	$3,316	1%	$10,826	4%	$30,624	3%	$50,978	4%

Further information regarding the Company's financial position, operating results, and cash flows for the quarter and year ended December 31, 2014 is shown on the attached unaudited condensed consolidated financial statements.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

About Crawford & Company
Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world's largest (based on annual revenues) independent provider of claims management solutions to the risk management and insurance industry, as well as to self-insured entities, with an expansive global network serving clients in more than 70 countries. The Crawford SolutionSM offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers’ compensation claims and medical management, and legal settlement administration. The Company's shares are traded on the NYSE under the symbols CRDA and CRDB.

The Company's two classes of stock are substantially identical, except with respect to voting rights and the Company's ability to pay greater cash dividends on the non-voting CRDA than on the voting CRDB, subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRDA must receive the same type and amount of consideration as holders of CRDB, unless different consideration is approved by the holders of 75% of CRDA, voting as a class.

Earnings per share may be different between CRDA and CRDB due to the payment of a higher per share dividend on CRDA than CRDB, and the impact that has on the earnings per share calculation according to generally accepted accounting principles.

This press release contains forward-looking statements, including statements about the financial condition, results of operations and earnings outlook of Crawford & Company. Statements, both qualitative and quantitative, that are not historical facts may be “forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company's present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company's reports filed with the SEC and available at www.sec.gov or in the Investor Relations section of Crawford & Company's website at www.crawfordandcompany.com.

FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL BRUCE SWAIN AT (404) 300-1051.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In Thousands, Except Per Share Amounts and Percentages)

Three Months Ended December 31,	2014	2013	% Change

Revenues:

Revenues Before Reimbursements	$285,455	$284,879	—%
Reimbursements	20,187	21,841	(8)%
Total Revenues	305,642	306,720	—%

Costs and Expenses:

Costs of Services Provided, Before Reimbursements	215,118	208,393	3%
Reimbursements	20,187	21,841	(8)%
Total Costs of Services	235,305	230,234	2%

Selling, General, and Administrative Expenses	57,900	58,230	(1)%
Corporate Interest Expense, Net	1,499	1,661	(10)%
Total Costs and Expenses	294,704	290,125	2%

Other Income	1,076	29	nm

Income before Income Taxes	12,014	16,624	(28)%
Provision for Income Taxes	8,286	5,545	49%

Net Income	3,728	11,079	(66)%

Net Income Attributable to Noncontrolling Interests	(412)	(253)	63%

Net Income Attributable to Shareholders of Crawford & Company	$3,316	$10,826	(69)%

Earnings Per Share - Basic:
Class A Common Stock	$0.07	$0.20	(65)%
Class B Common Stock	$0.05	$0.19	(74)%

Earnings Per Share - Diluted:
Class A Common Stock	$0.07	$0.20	(65)%
Class B Common Stock	$0.05	$0.19	(74)%

Cash Dividends Per Share:
Class A Common Stock	$0.07	$0.05	40%
Class B Common Stock	$0.05	$0.04	25%

nm = not meaningful

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In Thousands, Except Per Share Amounts and Percentages)

Year Ended December 31,	2014	2013	% Change

Revenues:

Revenues Before Reimbursements	$1,142,851	$1,163,445	(2)%
Reimbursements	74,112	89,985	(18)%
Total Revenues	1,216,963	1,253,430	(3)%

Costs and Expenses:

Costs of Services Provided, Before Reimbursements	840,702	846,442	(1)%
Reimbursements	74,112	89,985	(18)%
Total Costs of Services	914,814	936,427	(2)%

Selling, General, and Administrative Expenses	237,880	232,307	2%
Corporate Interest Expense, Net	6,031	6,423	(6)%
Total Costs and Expenses	1,158,725	1,175,157	(1)%

Other Income	1,650	2,829	(42)%

Income Before Income Taxes	59,888	81,102	(26)%
Provision for Income Taxes	28,780	29,766	(3)%

Net Income	31,108	51,336	(39)%

Net Income Attributable to Noncontrolling Interests	(484)	(358)	35%

Net Income Attributable to Shareholders of Crawford & Company	$30,624	$50,978	(40)%

Earnings Per Share - Basic:
Class A Common Stock	$0.58	$0.95	(39)%
Class B Common Stock	$0.52	$0.91	(43)%

Earnings Per Share - Diluted:
Class A Common Stock	$0.57	$0.93	(39)%
Class B Common Stock	$0.52	$0.90	(42)%

Cash Dividends Per Share:
Class A Common Stock	$0.24	$0.18	33%
Class B Common Stock	$0.18	$0.14	29%

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Press Release
`CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000
CRAWFORD & COMPANY
SUMMARY RESULTS BY OPERATING SEGMENT
Unaudited
(In Thousands, Except Percentages)

Three Months Ended December 31,

	Americas		%	EMEA/AP		%	Broadspire		%	Legal Settlement Administration		%
	2014	2013	Change	2014	2013	Change	2014	2013	Change	2014	2013	Change

Revenues Before Reimbursements	$85,646	$79,483	8%	$90,595	$90,975	—%	$69,184	$65,354	6%	$40,030	$49,067	(18)%

Direct Compensation, Fringe Benefits & Non-Employee Labor	60,027	54,169	11%	58,868	57,080	3%	36,875	36,225	2%	26,648	32,624	(18)%
% of Revenues Before Reimbursements	70%	68%		65%	63%		53%	55%		67%	66%

Expenses Other than Reimbursements, Direct Compensation, Fringe Benefits & Non-Employee Labor	24,068	24,137	—%	22,442	21,223	6%	25,980	25,359	2%	8,868	8,405	6%
% of Revenues Before Reimbursements	28%	30%		25%	23%		38%	39%		22%	17%

Total Operating Expenses	84,095	78,306	7%	81,310	78,303	4%	62,855	61,584	2%	35,516	41,029	(13)%

Operating Earnings (1)	$1,551	$1,177	32%	$9,285	$12,672	(27)%	$6,329	$3,770	68%	$4,514	$8,038	(44)%
% of Revenues Before Reimbursements	2%	1%		10%	14%		9%	6%		11%	16%

Year Ended December 31,

	Americas		%	EMEA/AP		%	Broadspire		%	Legal Settlement Administration		%
	2014	2013	Change	2014	2013	Change	2014	2013	Change	2014	2013	Change

Revenues Before Reimbursements	$359,319	$342,240	5%	$344,350	$350,164	(2)%	$268,890	$252,242	7%	$170,292	$218,799	(22)%

Direct Compensation, Fringe Benefits & Non-Employee Labor	236,283	230,651	2%	237,661	234,775	1%	149,353	142,937	4%	117,625	142,961	(18)%
% of Revenues Before Reimbursements	66%	67%		69%	67%		56%	57%		69%	65%

Expenses Other than Reimbursements, Direct Compensation, Fringe Benefits & Non-Employee Labor	99,373	93,057	7%	86,969	83,231	4%	104,068	101,060	3%	29,818	29,086	3%
% of Revenues Before Reimbursements	28%	27%		25%	24%		39%	40%		18%	13%

Total Operating Expenses	335,656	323,708	4%	324,630	318,006	2%	253,421	243,997	4%	147,443	172,047	(14)%

Operating Earnings (1)	$23,663	$18,532	28%	$19,720	$32,158	(39)%	$15,469	$8,245	88%	$22,849	$46,752	(51)%
% of Revenues Before Reimbursements	7%	5%		6%	9%		6%	3%		13%	21%
NOTE: "Direct Compensation, Fringe Benefits & Non-Employee Labor" and "Expenses Other Than Direct Compensation, Fringe Benefits & Non-Employee Labor" components are not comparable across segments, but are comparable within each segment across periods.

(1) A non-GAAP financial measurement which represents net income attributable to the applicable reporting segment excluding income taxes, net corporate interest expense, stock option expense,amortization of customer-relationship intangible assets, and certain unallocated corporate and shared costs and credits. See pages 6-7 for additional information about segment operating earnings.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 31, 2014 and December 31, 2013
(In Thousands, Except Par Values)

		*
	December 31	December 31,
	2014	2013
ASSETS

Current Assets:
Cash and Cash Equivalents	$52,456	$75,953
Accounts Receivable, Net	180,096	160,350
Unbilled Revenues, at Estimated Billable Amounts	103,163	105,791
Income Taxes Receivable	2,779	5,150
Prepaid Expenses and Other Current Assets	29,089	22,437
Total Current Assets	367,583	369,681

Property and Equipment	143,273	155,326
Less Accumulated Depreciation	(102,414)	(109,643)
Net Property and Equipment	40,859	45,683

Other Assets:
Goodwill	131,885	132,777
Intangible Assets Arising from Business Acquisitions, Net	75,895	82,103
Capitalized Software Costs, Net	75,536	72,761
Deferred Income Tax Assets	66,927	61,375
Other Noncurrent Assets	30,634	25,678
Total Other Assets	380,877	374,694

Total Assets	$789,319	$790,058

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-Term Borrowings	$2,002	$35,000
Accounts Payable	48,597	50,941
Accrued Compensation and Related Costs	82,151	98,656
Self-Insured Risks	14,491	13,100
Income Taxes Payable	2,618	3,476
Deferred Income Taxes	14,523	15,063
Deferred Rent	13,576	16,062
Other Accrued Liabilities	35,784	34,270
Deferred Revenues	45,054	49,950
Current Installments of Long-Term Debt and Capital Leases	763	875
Total Current Liabilities	259,559	317,393

Noncurrent Liabilities:
Long-Term Debt and Capital Leases, Less Current Installments	154,046	101,770
Deferred Revenues	26,706	26,893
Self-Insured Risks	10,041	12,530
Accrued Pension Liabilities	142,343	102,960
Other Noncurrent Liabilities	17,271	20,979
Total Noncurrent Liabilities	350,407	265,132

Shareholders’ Investment:
Class A Common Stock, $1.00 Par Value	30,497	29,875
Class B Common Stock, $1.00 Par Value	24,690	24,690
Additional Paid-In Capital	38,617	39,285
Retained Earnings	301,091	285,165
Accumulated Other Comprehensive Loss	(221,958)	(179,210)
Shareholders’ Investment Attributable to Shareholders of Crawford & Company	172,937	199,805
Noncontrolling Interests	6,416	7,728
Total Shareholders’ Investment	179,353	207,533

Total Liabilities and Shareholders' Investment	$789,319	$790,058
* Derived from the audited Consolidated Balance Sheet

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2014 and December 31, 2013
Unaudited
(In Thousands)

	2014	2013
Cash Flows From Operating Activities:
Net Income	$31,108	$51,336
Reconciliation of Net Income to Net Cash Used In Operating Activities:
Depreciation and Amortization	37,644	33,903
Deferred Income Taxes	15,189	15,625
Gain on Former Corporate Headquarters Property	(836)	—
Stock-Based Compensation	1,189	3,835
(Gain)/Loss on Disposals of Property and Equipment, Net	(239)	273
Changes in Operating Assets and Liabilities, Net of Effects of Acquisitions and Dispositions:
Accounts Receivable, Net	(24,358)	2,102
Unbilled Revenues, Net	(1,216)	16,528
Accrued or Prepaid Income Taxes	3,099	(2,160)
Accounts Payable and Accrued Liabilities	(23,100)	(22,328)
Deferred Revenues	(4,645)	(5,895)
Accrued Retirement Costs	(18,497)	(22,086)
Prepaid Expenses and Other Operating Activities	(8,732)	6,711
Net Cash Provided By Operating Activities	6,606	77,844

Cash Flows From Investing Activities:
Acquisitions of Property and Equipment	(12,485)	(14,037)
Proceeds from Disposals of Property and Equipment	1,289	—
Capitalization of Computer Software Costs	(16,712)	(16,976)
Proceeds from Former Corporate Headquarters Property	836	—
Payments for Acquisitions, Net of Cash Acquired	(3,141)	(2,515)
Cash Surrendered in Sale of Business	(1,554)	—
Net Cash Used In Investing Activities	(31,767)	(33,528)

Cash Flows From Financing Activities:
Cash Dividends Paid	(11,717)	(8,840)
Payments Related to Shares Received for Withholding Taxes Under Stock-Based Compensation Plans	(2,085)	(1,322)
Proceeds from Shares Purchased Under Employee Stock-Based Compensation Plans	1,270	1,884
Repurchases of Common Stock	(3,390)	(3,631)
Increases in Short-Term and Revolving Credit Facility Borrowings	121,110	88,460
Payments on Short-Term and Revolving Credit Facility Borrowings	(98,821)	(99,461)
Payments on Capital Lease Obligations	(856)	(15,823)
Capitalized Loan Costs	(218)	(30)
Dividends Paid to Noncontrolling Interests	(761)	(369)
Net Cash Provided By (Used In) Financing Activities	4,532	(39,132)

Effects of Exchange Rate Changes on Cash and Cash Equivalents	(2,868)	(388)
(Decrease) Increase in Cash and Cash Equivalents	(23,497)	4,796
Cash and Cash Equivalents at Beginning of Year	75,953	71,157
Cash and Cash Equivalents at End of Year	$52,456	$75,953